Exhibit 99.B(h)(2)

SCHEDULE D
TO THE AMENDED AND RESTATED
ADMINISTRATION AND TRANSFER AGENCY AGREEMENT
BETWEEN
SEI ASSET ALLOCATION TRUST
AND
SEI INVESTMENTS GLOBAL FUNDS SERVICES
DATED AS OF DECEMBER 10, 2003
AS AMENDED JUNE 17, 2004, MAY 10, 2006 AND JANUARY 1, 2017

Portfolios:                              This Agreement shall apply with respect to all portfolios of the Trust, either now existing or in the future created. The following is a listing of the current portfolios of the Trust (each, a “Fund” and collectively, the “Funds”):

Defensive Strategy Fund

Defensive Strategy Allocation Fund
Conservative Strategy Fund

Conservative Strategy Allocation Fund
Moderate Strategy Fund

Moderate Strategy Allocation Fund
Aggressive Strategy Fund

Tax-Managed Aggressive Strategy Fund
Core Market Strategy Fund

Core Market Strategy Allocation Fund
Market Growth Strategy Fund

Market Growth Strategy Allocation Fund

Fees:                                                          Pursuant to Article 5, the Trust shall pay the Administrator the following fees, at the annual rate set forth below calculated based upon the average daily net assets of each Fund:

For each of the Funds listed above:

0.150% on the first $1.5 billion of Assets;
0.1375% on the next $500 million of Assets;
0.1250% on the next $500 million of Assets;
0.1125% on the next $500 million of Assets;
0.10% on Assets over $3 billion.

SEI Asset Allocation Trust		SEI Investments Global Funds Services

By:	/s/ Stephen G. MacRae	By:	/s/ Stephen G. Meyer

Name:	Stephen G. MacRae	Name:	Stephen G. Meyer

Position:	Vice President	Title:	CEO & President

[END OF SCHEDULE D]